News Release	The Procter & Gamble Company One P&G Plaza Cincinnati, OH 45202

FOR IMMEDIATE RELEASE

P&G DECLARES A 7% DIVIDEND INCREASE

CINCINNATI, April 15, 2013 – The Procter & Gamble Company (NYSE:  PG) announced that its Board of Directors declared an increase in the quarterly dividend from $0.562 to $0.6015 per share on its Common Stock and on the Series A and Series B ESOP Convertible Class A Preferred Stock of the Company, payable on or after May 15, 2013 to Common Stock shareholders of record at the close of business on April 26, 2013, and to Series A and Series B Preferred Stock shareholders of record at the start of business on April 26, 2013. This represents a 7% increase compared to the prior quarterly dividend.

P&G has been paying a dividend for 123 consecutive years since its incorporation in 1890.  This marks the 57th consecutive year that the Company has increased the dividend.

About Procter & Gamble
P&G serves approximately 4.6 billion people around the world with its brands. The Company has one of the strongest portfolios of trusted, quality, leadership brands, including Pampers®, Tide®, Ariel®, Always®, Whisper®, Pantene®, Mach3®, Bounty®, Dawn®, Fairy®, Gain®, Charmin®, Downy®, Lenor®, Iams®, Crest®, Oral-B®, Duracell®, Olay®, Head & Shoulders®, Wella®, Gillette®, Braun®, Fusion®, Ace®, Febreze®, Ambi Pur®, SK-II®, and Vicks®. The P&G community includes operations in approximately 75 countries worldwide. Please visit http://www.pg.com for the latest news and in-depth information about P&G and its brands.

#    #    #

P&G Media Contacts:
Paul Fox, 513.983.3465

P&G Investor Relations Contact:
John Chevalier, 513.983.9974